PRISTINE SOLUTIONS, INC. 8-K

Exhbit 23.2

Stan J.H. Lee, CPA 2160 North Central Rd Suite 209 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-6402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of September 28, 2012, on the audited financial statements of Eaton Scientific Systems, Inc as of December 31, 2011 and 2010 and for the years then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA
October 3, 2012
Fort Lee, NJ